Exhibit (d)(8)

LIMITED GUARANTEE

Limited Guarantee, dated as of November 30, 2020 (this “Limited Guarantee”), by CPV Investments VI, LLC (“CPV”) in favor of Collectors Universe, Inc., a Delaware corporation (the “Company”). Reference is made to (a) that certain Agreement and Plan of Merger (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), dated as of the date hereof, by and among Cards Parent LP, a Delaware limited partnership (“Parent”), Cards Acquisition Inc., a Delaware corporation and Wholly Owned Subsidiary of Parent (“Merger Sub”), and the Company and (b) those certain limited guarantees, dated as of the date hereof, in favor of the Company, pursuant to which the guarantors party thereto (the “Other Guarantors” and, together with CPV, the “Guarantors”) are guaranteeing to the Company the full and prompt payment, if and when due, of 27.40% of (i) the Parent Termination Fee, (ii) any Enforcement Costs and (iii) any Reimbursement Obligations (the “Other Limited Guarantees” and, together with this Limited Guarantee, the “Limited Guarantees”). Unless the context otherwise requires or as otherwise specified herein, capitalized terms used but not defined herein have the respective meanings ascribed to them in the Agreement.

1. Limited Guarantee. To induce the Company to enter into the Agreement, CPV hereby expressly, absolutely, irrevocably and unconditionally guarantees (as primary obligor and not merely as surety) to the Company, on the terms and conditions set forth herein, the full and prompt payment, if and when due, performance and discharge, when required, of 27.40% of Parent’s obligation to pay (a) the Parent Termination Fee pursuant to Section 9.5(c)(iii) of the Agreement, (b) any Enforcement Costs pursuant to Section 9.5(d) of the Agreement and (c) any Reimbursement Obligations pursuant to Section 7.13(d) of the Agreement ((a), (b), and (c) collectively, the “Guaranteed Obligation” and, together with the other Guaranteed Obligations (as defined in the respective Other Limited Guarantees), the “Aggregate Guaranteed Obligations”); provided that, notwithstanding the foregoing, CPV’s aggregate liability under this Limited Guarantee shall in no event exceed an amount equal to $12,531,188.61 (the “Cap”). All payments hereunder shall be made directly to the Company in lawful money of the United States, in immediately available funds, unless otherwise directed by the Company.

2. Limit on Obligations.

(a) The Company hereby agrees that in no event shall (i) the Guarantors, Parent and/or Merger Sub be required to pay, in the aggregate, to one or more Persons, including the Company or any of its Subsidiaries, or any of their respective Affiliates, under the Limited Guarantees, the Agreement or in respect hereof or thereof, an amount in excess of $45,734,265.00 (the “Aggregate Cap”) and (ii) CPV be required to pay, in the aggregate, to one or more Persons, including the Company or any of its Subsidiaries, or any of their respective Affiliates, under this Limited Guarantee, an amount in excess of the Cap (it being understood that in no event shall CPV have any liability to the Company hereunder, other than with respect to the Guaranteed Obligation, and this Limited Guarantee may not be enforced against CPV without giving effect to the Cap and the other terms, conditions and limitations set forth herein). If CPV fails to discharge the Guaranteed Obligation when due, then CPV’s liabilities to the Company hereunder in respect of the Guaranteed Obligation shall, at the Company’s option, become immediately due and payable, and the Company may at any time and from time to time, at the Company’s option and in its sole discretion, and so long as CPV has failed to perform any of the Guaranteed Obligation, take any and all actions available hereunder to collect CPV’s liabilities hereunder in respect of the Guaranteed Obligation.

(b) The Company further agrees that in no event shall CPV have (i) any obligation or liability to any Person, including the Company or any of its Subsidiaries, or any securityholders of the Company or any of its Subsidiaries, any of their respective Affiliates, or any of their respective former, current or future securityholders, controlling persons, members, managers, employees, agents, representatives, officers or directors relating to, arising out of or in connection with this Limited Guarantee or the Agreement other than as expressly set forth herein or in the Agreement, CPV’s Equity Commitment Letter and the Confidentiality Agreement (subject to the terms, conditions and limitations set forth herein and therein) and (ii) any liability whatsoever in respect of amounts that may be payable pursuant to the Other Limited Guarantees.

(c) The Company further acknowledges that (i) payment to the Company in full of the Aggregate Guaranteed Obligations (subject to the Aggregate Cap) by any Person (including Parent), if and when required under the terms hereof and the terms of the Agreement, shall constitute satisfaction in full of CPV’s obligations under this Limited Guarantee (subject to Section 3(f)(ii)) and thereupon Parent shall be relieved of all liability under the Agreement and (ii) CPV shall be fully released and discharged hereunder if the Closing occurs and all payments required to be made at the Closing by or on behalf of Parent are made in accordance with the terms of the Agreement.

3. Terms of this Limited Guarantee.

(a) This Limited Guarantee is an unconditional guarantee of payment, not of collection, and a separate action or actions may be brought and prosecuted by the Company against CPV to enforce this Limited Guarantee, irrespective of whether any action is brought against Parent or any other Person or whether Parent, Merger Sub or any other Person is joined in any such action or actions. In no event shall any portion of the Guaranteed Obligation be paid more than once by CPV; provided, however, that, if multiple actions are brought, the aggregate recovery of the Company and their respective Affiliates against CPV under this Limited Guarantee in respect of all such actions shall not exceed the Cap.

(b) CPV agrees that the Company may at any time and from time to time, without notice to or further consent of CPV, extend the time of payment of any portion of the Guaranteed Obligation, and may also make any agreement with Parent, Merger Sub or with any other party to, or Person liable for, any part of the Guaranteed Obligation, for the extension, renewal, payment, settlement, compromise, waiver, discharge or release thereof, in whole or in part, or for any modification or amendment of or supplement to the terms thereof, the Agreement or CPV’s Equity Commitment Letter without in any way impairing or affecting this Limited Guarantee.

(c) Except as otherwise expressly provided herein and without amending or limiting the other provisions of this Limited Guarantee (including Section 7), the liability of CPV under this Limited Guarantee shall, to the fullest extent permitted under applicable Law, be absolute, irrevocable and unconditional irrespective of, and CPV acknowledges and agrees that the obligations of CPV hereunder shall not be released or discharged, in whole or in part, or otherwise affected by, and CPV hereby waives any defense based upon or arising out of:

(i) the failure or delay of the Company to assert any claim or demand or enforce any right or remedy against Parent, Merger Sub, CPV or any other Person primarily or secondarily liable with respect to all or any portion of the Guaranteed Obligation, or to pursue any remedy in the Company’s power whatsoever, and CPV waives the right to have the proceeds of property of Parent or Merger Sub or any other Person primarily or secondarily liable with respect to all or any portion of the Guaranteed Obligations first applied to the discharge of the Guaranteed Obligation;

(ii) the addition, substitution or release of Parent, Merger Sub or any other Person now or hereafter primarily or secondarily liable for all or any portion of the Guaranteed Obligation or otherwise interested in the transaction contemplated by the Agreement (an “Interested Person”) with respect to the Guaranteed Obligation;

(iii) any change in the corporate existence, structure or ownership of Parent, Merger Sub, CPV or any entity party to the Agreement, or CPV’s Equity Commitment Letter or any other Person primarily or secondarily liable with respect to all or any portion of the Guaranteed Obligation, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub, CPV, any such entity, or any other Person primarily or secondarily liable with respect to all or any portion of the Guaranteed Obligation or any of their respective assets or any resulting release or discharge of any obligation of Parent, Merger Sub, CPV or any other such Person;

(iv) the adequacy of any other means that the Company may have of obtaining repayment of all or any portion of the Guaranteed Obligation;

(v) the existence of any claim, set-off or other right that CPV may have at any time against Parent, Merger Sub, the Company or any of its Subsidiaries, or any other Person, whether in connection with the Agreement or any unrelated transactions;

(vi) any invalidity or unenforceability relating to or against Parent, CPV or any other Person for any reason of the Agreement, or any provision of applicable Law purporting to prohibit the payment of all or any portion of the Guaranteed Obligation by Parent, CPV or any other Person;

(vii) any duly-executed and delivered waiver, amendment or modification of the Agreement (subject to, for the avoidance of doubt, Section 10.5 and Section 10.8 of the Agreement), CPV’s Equity Commitment Letter, or any other agreement evidencing, securing or otherwise entered into in connection therewith, or any change in the time, manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, all or any portion of the Guaranteed Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof;

(viii) the value, genuineness, validity, regularity, illegality or enforceability of the Equity Commitment Letters or any other agreement or instrument referred to in this Limited Guarantee, including this Limited Guarantee, in each case in accordance with the terms and provisions thereof; or

(ix) any discharge of CPV as a matter of applicable Law or equity (other than a discharge of CPV with respect to the Guaranteed Obligation as a result of (A) the payment of the Aggregate Guaranteed Obligations in accordance with the terms of the Agreement or payment of the Guaranteed Obligation in accordance with the terms of this Limited Guarantee or (B) defenses to the payment of the Guaranteed Obligation that would be available to Parent under the Agreement);

(x) any lack of authority of any officer, director or any other person acting or purporting to act on behalf of CPV, Parent or Merger Sub, or any defect in the formation of CPV, Parent or Merger Sub; or

(xi) any other act or omission that would reasonably vary the risk of CPV or otherwise operate as a discharge of CPV as a matter of law or equity (other than payment of the Guaranteed Obligations); provided that, notwithstanding anything to the contrary herein, the Company hereby agrees that CPV may assert, as a defense to, or release or discharge of, any payment or performance by CPV under this Limited Guarantee, any claim, counterclaim, set-off, deduction, defense or release that Parent or Merger Sub could assert against the Company under the terms of, or with respect to, the Agreement or CPV’s Equity Commitment Letter that would relieve each of Parent and Merger Sub of its obligations under the Agreement (excluding any insolvency, bankruptcy, reorganization or other similar proceeding (or any consequences or effects thereof) affecting Parent or Merger Sub or any other Interested Person).

(d) To the fullest extent permitted by applicable Law, CPV hereby irrevocably and expressly waives any and all rights or defenses arising by reason of any Law that would otherwise require any election of remedies by the Company. CPV hereby irrevocably and expressly waives any and all notice of the creation, renewal, extension or accrual of the Guaranteed Obligation and notice of or proof of reliance by the Company upon this Limited Guarantee or acceptance of this Limited Guarantee. The Aggregate Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guarantee and each of the Other Limited Guarantees, and all dealings between Parent, Merger Sub or the Guarantors (including CPV), on the one hand, and the Company or any of its Subsidiaries, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guarantee and each of the Other Limited Guarantees. CPV acknowledges and agrees that each of the waivers set forth herein is made with CPV’s full knowledge of its significance and consequences and made after the opportunity to consult with counsel of its own choosing, and that under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any of such waivers are determined to be contrary to any applicable Law or public policy, such waiver shall be effective to the fullest extent permitted by Law. When pursuing its rights and remedies hereunder against CPV, the Company shall be under no obligation to pursue such rights and remedies that it may have against Parent, Merger Sub or any other Person for the Guaranteed Obligation or any right of offset with respect thereto, and any failure by the Company to pursue such other rights or remedies or to collect any payments from Parent or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Company of Parent or any such other Person or any right of offset, shall not relieve CPV of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Company.

(e) (i) CPV hereby unconditionally covenants and expressly agrees not to exercise and irrevocably waives any rights that it may now have or hereafter acquire against Parent or its Subsidiaries that arise from the existence, payment, performance, or enforcement of CPV’s obligations under or in respect of this Limited Guarantee, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent or its Subsidiaries, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from Parent or its Subsidiaries, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and (ii) CPV shall not exercise any such rights unless and until all amounts payable by CPV under this Limited Guarantee shall have been paid in full in immediately available funds. If any amount shall be paid to CPV in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable by CPV under this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of CPV and shall forthwith be promptly paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by CPV under this Limited Guarantee.

(f) Notwithstanding any other provision of this Limited Guarantee, (i) the Company shall not be obligated to file any claim relating to the Guaranteed Obligation in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file any claim shall not affect CPV’s obligations hereunder, and (ii) in the event that any payment to the Company or any of its Subsidiaries in respect of the Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, this Limited Guarantee shall continue to be effective or be reinstated, as the case may be, and CPV shall remain liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made. Notwithstanding any modification, discharge or extension of any part of the Guaranteed Obligation or any amendment, waiver, modification, stay or cure of the Company’s rights that may occur in any bankruptcy or reorganization case or proceeding concerning Parent or Merger Sub, whether permanent or temporary, and whether or not assented to by the Company, CPV hereby agrees that it shall be obligated hereunder to pay and perform the Guaranteed Obligation and discharge its other obligations hereunder in accordance with the terms, and subject to the limitations, in effect on the date hereof. CPV understands and acknowledges that by virtue of this Limited Guarantee, it has specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding with respect to Parent and/or Merger Sub. Any circumstance that operates to toll any statute of limitations applicable to Parent and/or Merger Sub or the Company shall also operate to toll the statute of limitations applicable to CPV.

(g) The Company covenants and agrees that it shall not institute, directly or indirectly, and shall cause the Company and its Subsidiaries and each of their respective Affiliates not to institute, any action, litigation or proceeding or bring any other claim (whether in tort, contract or otherwise) against CPV or any Non-Recourse Party (as defined below) arising under, or in connection with, the Agreement or the transactions contemplated thereby, except for claims against CPV under this Limited Guarantee (subject to the terms, conditions and limitations set forth herein), claims against the Other Guarantors under the Other Limited Guarantees, claims against Parent or Merger Sub under and in accordance with the Agreement (including any right to seek specific performance against Parent or against any party to any Equity Commitment Letters), claims against the Investors (including CPV) under the Equity Commitment Letters (subject to the terms, conditions and limitations set forth therein) or claims under the Confidentiality Agreement (collectively, the “Retained Claims”); provided that, if the Closing occurs and all payments required to be made at the Closing by or on behalf of Parent are made in accordance with the terms of the Agreement, none of the Company or any of its Subsidiaries or any of their respective Affiliates may recover under this Limited Guarantee.

(h) Notwithstanding anything to the contrary contained in this Limited Guarantee, the Company hereby agrees that to the extent Parent is relieved of its payment obligations under the Agreement by satisfaction thereof on the terms and subject to the conditions set forth in the Agreement or by termination thereof on the terms and subject to the conditions set forth in the Agreement, CPV shall be relieved of the Guaranteed Obligation under this Limited Guarantee.

4. Certain Additional Waivers. CPV irrevocably and expressly waives acceptance of this Limited Guarantee, presentment, demand, promptness, diligence, protest, notice of acceptance or non-performance, default, dishonor and any and all other notices of any kind not provided for herein (other than notices expressly required to be provided to Parent pursuant to the Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or similar law now or hereafter in effect, any right to require the marshalling of assets of Parent or any other Person primarily or secondarily liable with respect to all or any portion of the Guaranteed Obligation, and all suretyship defenses generally (other than fraud or willful misconduct in connection with the transactions contemplated by this Limited Guarantee or the Agreement by the Company or any of its Affiliates). CPV acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

5. Sole Remedy. Notwithstanding anything that may be expressed or implied in this Limited Guarantee, the Company agrees that, except for its rights against CPV under this Limited Guarantee (subject to the terms, conditions and limitations set forth herein) and the other Retained Claims, no Person will have any right of recovery against, and no personal liability will attach (for any reason) to, CPV’s, Parent’s or Merger Sub’s former, current or future equityholders, Affiliates, general or limited partners, financing sources, controlling persons, members, managers, employees, agents, representatives, officers or directors or any former, current or future equityholders’ Affiliates, general or limited partners, controlling persons, members, managers, employees, agents, representatives, officers or directors of the foregoing (collectively (but excluding the Guarantors (including CPV) under the Limited Guarantees (subject to the terms, conditions and limitations set forth therein), Parent and Merger Sub), the “Non-Recourse Parties”), through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, whether by or through a claim (whether in tort, contract or otherwise) by or on behalf of Parent or Merger Sub against the Non-Recourse Parties, whether in respect of any written or oral representations made or alleged to be made in connection herewith, or otherwise; provided that, if, after the date hereof, CPV (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of CPV’s remaining net assets plus uncalled capital is less than the Cap (less amounts paid under this Limited Guarantee prior to such event), then, and in each such case, the Company shall be entitled to recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable Law, against such continuing or surviving entity or such Person (in either case, a “Successor Entity”), as the case may be, but only to the extent of the unpaid liability of CPV hereunder up to the amount of the Guaranteed Obligation for which CPV is liable, as determined in accordance with this Limited Guarantee. Notwithstanding anything to the contrary contained herein, recourse against CPV under this Limited Guarantee (subject to the terms, conditions and limitations set forth herein) and the other Retained Claims shall be the sole and exclusive remedies of the Company and its Subsidiaries and all of their respective Affiliates against CPV and any of its respective Affiliates (other than Parent or Merger Sub) in respect of any liabilities or obligations arising under, in connection with, or in respect of the Agreement, this Limited Guarantee or the transactions contemplated hereby or thereby; provided that, if the Closing occurs and all payments required to be made at the Closing by or on behalf of Parent are made in accordance with the terms of the Agreement, none of the Company or any of its Subsidiaries or any of their respective Affiliates may recover under this Limited Guarantee.

6. Reservation of Rights of Guarantor. Notwithstanding anything to the contrary in this Limited Guarantee, CPV shall be entitled to assert as a defense hereunder any defense that is or would be available to Parent or Merger Sub under the Agreement.

7. Termination. This Limited Guarantee shall automatically and immediately terminate (other than this Section 7, Section 5, Section 6, Sections 9 through 13 and Sections 16 through 19, all of which shall survive any termination of this Limited Guarantee in accordance with their terms), upon the earliest to occur of (a) the consummation of the Closing, (b) the payment in full of (i) the Aggregate Guaranteed Obligations (subject to the Aggregate Cap) in accordance with the terms of the Agreement or (ii) the Guaranteed Obligation (subject to the Cap) in accordance with the terms of this Limited Guarantee, (c) the Company and/or any of its Affiliates directly or indirectly bringing any formal claim, in any litigation or other formal proceeding, against Parent, Merger Sub, CPV or any Non-Recourse Party relating to this Limited Guarantee that (i) any provision of this Limited Guarantee is illegal, invalid or unenforceable in whole or in part, including those provisions that limit CPV’s aggregate liability hereunder to the Cap, (ii) CPV is liable for any other money damages arising out of or related to the transactions contemplated by the Agreement other than the Guaranteed Obligation, or (iii) asserts any theory of liability against Parent, Merger Sub, CPV or any Non-Recourse Party with respect to the Agreement, CPV’s Equity Commitment Letter or the transactions contemplated by the Agreement, other than Retained Claims or (d) 90 days following the termination of the Agreement under the terms thereof; provided that, if a claim is asserted by the Company against (x) CPV under this Limited Guarantee (subject to the terms, conditions and limitations set forth herein) or (y) Parent or Merger Sub under the Agreement (subject to the terms, conditions and limitations set forth therein) prior to the expiration of such 90-day period (“Qualifying Suit”), this Limited Guarantee shall terminate from and after the earliest of (i) the Closing and all payments required to be made at the Closing by or on behalf of Parent are made in accordance with the terms of the Agreement, (ii) a final, non-appealable resolution of such Qualifying Suit in the Chosen Court (as defined below) determining that that CPV does not owe any amount pursuant to this Limited Guarantee, (iii) a written agreement among CPV and the Company terminating the obligations and liabilities of CPV pursuant to this Limited Guarantee and (iv) the payment of (A) the Aggregate Guaranteed Obligations (subject to the Aggregate Cap) in accordance with the terms of the Agreement or (B) the Guaranteed Obligation (subject to the Cap) in accordance with the terms of this Limited Guarantee.

8. Continuing Limited Guarantee. Unless terminated pursuant to the provisions of Section 7 and except as otherwise set forth in this Limited Guarantee, this Limited Guarantee is a continuing one and may not be revoked or terminated and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligation, shall be binding upon CPV, its successors and assigns, and any Successor Entity, and shall inure to the benefit of, and be enforceable by the Company and its successors, transferees and permitted assigns. All obligations to which this Limited Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

9. Entire Agreement. This Limited Guarantee, together with the Agreement, the Other Limited Guarantees, the Equity Commitment Letters, the Confidentiality Agreement and the agreements, documents and instruments executed and/or delivered pursuant to or in connection herewith or therewith, constitute the entire agreement with respect to the subject matter hereof and supersedes any and all prior and contemporaneous discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent and CPV or any of their respective Affiliates on the one hand, and the Company or any of its Subsidiaries or any of their respective Affiliates, on the other hand.

10. Amendments and Waivers; Remedies Cumulative. No amendment, modification or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and duly executed, in the case of an amendment, by CPV and the Company, or in the case of waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Limited Guarantee will operate as a waiver thereof, breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

11. Counterparts. This Limited Guarantee may be executed (including by facsimile transmission or via email as a portable document format (.pdf)) in any number of counterparts, each of which will be deemed an original instrument, but all of which together will constitute one and the same instrument. This Limited Guarantee will become effective when executed by each party hereto.

12. Notices. All notices and other communications between the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by email (in each case in this clause (d), solely if receipt is confirmed (which shall not include out-of-office replies or other automatically generated responses)), addressed as follows:

if to CPV:

CPV Investments VI, LLC

c/o Cohen Private Ventures

55 Hudson Yards

New York, NY 10001

Attention:    Andrew B. Cohen

Email:         [Redacted]

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY

Attention:    Jeffrey J. Rosen

                    William D. Regner

Email:         jrosen@debevoise.com

                    wdregner@debevoise.com

if to the Company:

Collectors Universe, Inc.

1610 E. Saint Andrew Place

Santa Ana, CA 92705

Attention:    Joseph J. Orlando, President and Chief Executive Officer

Email: [Redacted]

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

12235 El Camino Real

San Diego, CA 92130

Attention: Robert F. Kornegay

Email: rkornegay@wsgr.com

and

Wilson Sonsini Goodrich & Rosati

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Robert Ishii

Email: rishii@wsgr.com

and

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attention:    Douglas Schnell

                    David Berger

Email:         dschnell@wsgr.com

                    dberger@wsgr.com

or to such other address or addresses as the parties may from time to time designate in writing.

13. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. This Limited Guarantee and all claims or causes of action (whether in contract or tort or otherwise) that may be based upon, arise out of or relate to this Limited Guarantee or the negotiation, execution or performance of this Limited Guarantee (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Limited Guarantee and/or as an inducement to enter into this Limited Guarantee), shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to conflict-of-laws principles that might require the application of the Laws of any other jurisdiction. The parties hereby irrevocably submit to the exclusive jurisdiction of the State of Delaware over all claims, disputes or causes of action (whether in contract or tort or otherwise) that may be based upon, arise out of or relate to this Limited Guarantee or the negotiation, execution or performance of this Limited Guarantee (including any claim or cause of action, whether in contract or tort or otherwise, based upon, arising out of or related to any representation or warranty made in or in connection with this Limited Guarantee or as an inducement to enter into this Limited Guarantee) and each party hereby irrevocably agrees that all suits, claims, actions and proceedings in respect of any such claim, dispute or cause of action, or any suit, action or proceeding related thereto (whether in contract or tort or otherwise) shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such court or any defense of inconvenient forum for the maintenance of any such suit, action or proceeding. Each of the parties agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by applicable Law. Each of the parties hereby consents to process being served by any party to this Limited Guarantee in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 12. The consents to jurisdiction and service of process set forth in this Section 13 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 13 and shall not be deemed to confer rights on any Person other than the parties hereto. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LIMITED GUARANTEE WHETHER ARISING IN CONTRACT OR IN TORT OR OTHERWISE. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND ANY OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

14. Representations and Warranties. CPV hereby represents and warrants to the Company with respect to itself that: (a) it is duly organized and validly existing under the laws of its jurisdiction of organization, (b) it has all power and authority to execute, deliver and perform this Limited Guarantee; (c) the execution, delivery and performance of this Limited Guarantee by CPV has been duly and validly authorized and approved by all necessary limited liability company action, and all material consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guarantee by CPV have been obtained or made and no other proceedings or actions on the part of CPV are necessary therefor; (d) this Limited Guarantee has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against CPV in accordance with its terms, subject to the Bankruptcy and Equity Exception; (e) the execution, delivery and performance by CPV of this Limited Guarantee do not and will not (i) violate the organizational documents of CPV or its assets, (ii) violate any Law, (iii) result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract or agreement to which CPV is a party or any contractual restriction binding on CPV or its assets, or (iv) require any action by, and no notice to or filing with, any Governmental Entity; (f) CPV has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for CPV to fulfill the payment of the Guaranteed Obligation under this Limited Guarantee shall be available to CPV for so long as this Limited Guarantee shall remain in effect in accordance with Section 8; (g) the CPV has available capital commitments equal to or in excess of the Cap from its investors; and (h) it is fully familiar with the Agreement and the other documents or instruments delivered in connection therewith.

15. Assignment. This Limited Guarantee shall not be assigned nor delegated in any part by the Company or CPV by operation of law or otherwise without the prior written consent of all of the parties hereto; provided, however, that CPV may assign its rights, interests and obligations hereunder, without the prior written consent of the other parties hereto, to any Affiliate or other investor if a portion of CPV’s commitment under CPV’s Equity Commitment Letter is assigned to such Affiliate or investor in accordance with the terms thereof, and if so, then a corresponding portion of its obligations hereunder may be assigned to such Affiliate or investor; provided, further, that no such assignment of any of CPV’s rights, interests or obligations hereunder will relieve CPV of any of its obligations hereunder.. Any purported assignment in violation of this Section 15 shall be void ab initio.

16. Severability. The provisions of this Limited Guarantee shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof; provided, however, that this Limited Guarantee may not be enforced without giving effect to the provisions of Sections 2, 5, 6 and 8. If any provision of this Limited Guarantee, or the application thereof to any Person or any circumstance, is invalid or unenforceable (other than Sections 2, 5, 6 and 8), (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Limited Guarantee and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

17. Interpretation; Construction. The headings contained in this Limited Guarantee are for convenience of reference only, do not constitute part of this Limited Guarantee and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Limited Guarantee is made to a Section, such reference shall be to a Section of this Limited Guarantee unless otherwise indicated. The words “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Limited Guarantee as a whole and not to any specific Section. Whenever the words “include,” “includes” or “including” are used in this Limited Guarantee, they shall be deemed to be followed by the words “without limitation.” The parties have participated jointly in negotiating and drafting this Limited Guarantee. In the event that an ambiguity or a question of intent or interpretation arises, this Limited Guarantee shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Limited Guarantee.

18. Third Party Beneficiaries. Except as provided in Section 5 with respect to the Non-Recourse Parties, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations, warranties and covenants set forth herein.

19. Confidentiality. This Limited Guarantee shall be treated as confidential and is being provided to the Company solely in connection with the transactions contemplated by the Agreement. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of CPV and the Company; provided that no such written consent will be required (and CPV, the Company and its Subsidiaries and their respective Affiliates will be free to release such information) (a) as required by Law, (b) to the extent that the information is already publicly available other than as a result of a breach of this Limited Guarantee by the disclosing party or its affiliates or representatives, (c) pursuant to any litigation relating to the Agreement or the transactions contemplated thereby or (d) for disclosures to such Person’s representatives and the Other Guarantors and their respective representatives, so long as such representatives and the Other Guarantors and their respective representatives agree to keep such information confidential on terms substantially identical to the terms contained in this Section 19.

20. Prevailing Party. If any dispute relating to this Limited Guarantee should result in litigation, then the prevailing party, as determined by a court of competent jurisdiction or the arbitrator, will be entitled to all fees, costs and expenses in connection with such litigation, including all reasonable fees, costs and expenses of attorneys and accountants, and all reasonable fees, costs and expenses of appeals.

21. Covenants. So long as this Limited Guarantee is in effect, CPV hereby covenants and agrees that it shall not institute, and shall cause each of its controlled Affiliates not to institute, directly or indirectly, any action, suit or proceeding or bring any other claim, asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, but subject to the terms of this Limited Guarantee.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Guarantee as of the date first written above.

Sincerely,

CPV INVESTMENTS VI, LLC

By:	/s/ Andrew B. Cohen
Name: Andrew B. Cohen
Title: Authorized Signatory

[Signature Page to Limited Guarantee]

Agreed and Accepted:

COLLECTORS UNIVERSE, INC.

By:	/s/ Joseph J. Orlando
Name: Joseph J. Orlando
Title: Chief Executive Officer

[Signature Page to Limited Guarantee]